As filed with the Securities and Exchange Commission on February 13, 2013

Registration No. 333-160556

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THE SHAW GROUP INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-1106167
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4171 Essen Lane

Baton Rouge, Louisiana 70809

(Address of Principal Executive Offices)

THE SHAW GROUP INC. 2008 OMNIBUS INCENTIVE PLAN

(Full Title of the Plan)

Name, Address and Telephone Number of Agent for Service:	Copy of Communications to:
Richard E. Chandler, Jr. Secretary The Shaw Group Inc. 4171 Essen Lane Baton Rouge, Louisiana 70809 (225) 932-2500	Daniel A. Neff, Esq. David E. Shapiro, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of The Shaw Group Inc. (“Shaw”) on Form S-8 (File No. 333-160556) filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on July 13, 2009 (the “Registration Statement”), which registered 4,500,000 shares of Shaw common stock, no par value per share (“Common Stock”), under The Shaw Group Inc. 2008 Omnibus Incentive Plan.

On February 13, 2013, pursuant to the Transaction Agreement, dated as of July 30, 2012, by and among Shaw, Chicago Bridge & Iron Company N.V., a limited liability company (naamloze vennootschap) with corporate seat in Amsterdam, the Netherlands (“CB&I”), and Crystal Acquisition Subsidiary Inc., a Louisiana corporation and wholly owned subsidiary of CB&I (“Merger Subsidiary”), Merger Subsidiary merged with and into Shaw (the “Transaction”), with Shaw continuing as the surviving corporation and a wholly owned subsidiary of CB&I. In connection with the Transaction, each outstanding share of Common Stock (other than any dissenting shares, treasury shares, or shares held by Shaw, CB&I or Merger Subsidiary and their respective subsidiaries) was cancelled and extinguished and converted into the right to receive (i) $41.00 in cash and (ii) an amount of cash in euros equal to the par value of 0.12883 shares of CB&I common stock, which cash will not actually be paid, but will instead be converted automatically into 0.12883 shares of CB&I common stock immediately after the effective time of the Transaction.

As a result of the Transaction, Shaw has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Shaw hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Shaw in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering, removes from registration any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of February, 2013.

THE SHAW GROUP INC.

By:	/s/ Richard E. Chandler, Jr.
Name: Richard E. Chandler, Jr.
Title: Secretary

Pursuant to the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the 13th day of February, 2013.

Signature	Title

/s/ Westley Stockton Westley Stockton	President (Principal Executive Officer)

/s/ Luciano Reyes Luciano Reyes	Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Westley S. Stockton Westley S. Stockton	Director

/s/ Richard E. Chandler Richard E. Chandler	Director

/s/ Luciano Reyes Luciano Reyes	Director